SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2007

Cytyc Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-27558	02-0407755
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Campus Drive, Marlborough, MA	01752
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 263-2900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 11, 2007, Cytyc Corporation (“Cytyc”) issued a press release announcing that it currently plans to hold its 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) at 11:00 a.m., local time, on Tuesday, July 24, 2007, at The Hilton Boston Logan Airport, 85 Terminal Road, Boston, MA 02128. Stockholders of record as of the close of business on June 8, 2007 are entitled to notice of and vote at the 2007 Annual Meeting.

Rule 14a-8 Stockholder Proposal Deadline

The 2007 Annual Meeting date represents a change of more than 30 days from the anniversary of Cytyc’s 2006 Annual Meeting of Stockholders. As a result, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, Cytyc has set a new deadline for the receipt of any stockholder proposals submitted pursuant to Rule 14a-8 for inclusion in Cytyc’s proxy materials for the 2007 Annual Meeting. The new deadline for the submission of the stockholder proposals is the close of business on May 25, 2007. Such proposals should be delivered to: Cytyc Corporation, 250 Campus Drive, Marlborough, MA 01752, Attention: Corporate Secretary. Cytyc recommends that such proposals be sent by certified mail, return receipt requested. Such proposals also will need to comply with the rules of the Securities and Exchange Commission (the “SEC”) regarding the inclusion of stockholder proposals in Cytyc’s proxy materials, and may be omitted if not in compliance with applicable requirements.

Bylaws Advance Notice Deadline

In accordance with the requirements for advance notice set forth in Cytyc’s by-laws, in order for a stockholder proposal submitted outside of Rule 14a-8 or a director nomination to be considered timely, such proposal or nomination must be received by the Corporate Secretary by close of business on May 25, 2007 at the address noted above.

The press release constitutes public announcement of the date of the 2007 Annual Meeting for purposes of section 1.10, subsection A of Cytyc’s by-laws.

The text of the press release is being filed hereto as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed pursuant to Item 8.01:

Exhibit No.	Description
99.1	Press Release, dated May 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan
Chairman, Chief Executive Officer, and President

Date: May 11, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 11, 2007